                                                                    Exhibit 99.1

                                 NASDAQ Symbol:  BVCC
                                      Web Site:  Http://www.bvfs.com
                                      Contact:   David A. Heaberlin
                                                (415) 312-7272


FOR IMMEDIATE RELEASE

May 8, 1997

                BAY VIEW ANNOUNCES ACQUISITION OF EUREKABANK AND
               AUTHORIZES ADDITIONAL $25 MILLION SHARE REPURCHASE

ACQUISITION OF AMERICA FIRST EUREKA HOLDINGS, INC./ EUREKABANK

     San Mateo, California - Bay View Capital Corporation (the "Company" or "Bay View" or "BVCC"), a diversified financial services holding company for Bay View Bank ("Banking Platform" or "BVB"), Bay View Securitization Corporation ("BVSC"), California Thrift & Loan ("Consumer Finance Platform" or "CTL") and Concord Growth Corporation ("Commercial Finance Platform" or "CGC") today announced that it has executed a definitive agreement to acquire America First Eureka Holdings, Inc. ("AFEH") and its wholly owned bank subsidiary, EurekaBank ("Eureka").

     Edward H. Sondker, President and Chief Executive Officer of Bay View, said, "This acquisition clearly represents the premier "in-market" opportunity to expand and enhance our banking/depository platform. This combination will create the largest bank/deposit franchise among financial institutions which operate exclusively in the San Francisco Bay Area."

Transaction Structure

     Under the terms of the definitive agreement, America First Financial Fund 1987-A Limited Partnership (NASDAQ:"AFFZ"), the shareholder of AFEH capital stock, will receive $300 million comprised of Bay View common stock valued at $210 million and cash of $90 million. The $300 million purchase price includes $65 million being paid for approximately $187 million of tax loss carry-forwards. The $300 million purchase price represents 1.6 times estimated book value at closing and is consistent with recent multiples paid in thrift transactions. The purchase price excluding the $65 million paid for tax loss carry-forwards, represents 1.25 times estimated book value at closing.

     The BVCC common stock component of the purchase price will be computed utilizing a 20-day moving average of BVCC common stock prior to closing. If the 20-day average stock price is above $52.00 or below $42.00, the exchange ratio will be fixed based on the $52.00 or $42.00 share price, as applicable. Eureka has the right to terminate this transaction if the stock price falls below $42.00. However, Bay View has the right to increase the purchase price if so desired, for any shortfall below $42.00 and cause Eureka to complete the transaction. This transaction is subject to customary conditions and will require regulatory and shareholder approvals. Both parties have their respective due diligence processes, therefore, this transaction is not subject to any further due diligence.

     Bay View estimates that the 1998 accounting EPS dilution from this transaction will be approximately $0.37 per share and will be accretive by approximately $0.19 per share in 1999. Cash basis EPS enhancement from this transaction, which excludes the amortization of goodwill arising from the transaction, estimated at $0.14 for 1998 and $0.74 for 1999. David A. Heaberlin, Executive Vice President and Chief Financial Officer of Bay View, indicated that "While this transaction will be immediately accretive on a cash EPS basis, the real strength of this transaction is the shareholder value enhancement resulting from the combination of these two deposit franchises. The accounting basis EPS will grow as we utilize this low-cost funding platform to domicile assets created from BVCC's rapidly expanding consumer and commercial finance platforms."

     The acquisition of AFEH/Eureka will be accounted for as a purchase and is expected to be completed on or about December 31, 1997 or January 1, 1998. The purchase price is currently estimated to exceed the fair value of the net assets acquired by approximately $112 million which Bay View anticipates amortizing over a 15-year period. This $112 million of goodwill represents approximately 6.1% of the total deposits acquired and compares favorably with recent premiums paid in thrift transactions.

     Eureka will be merged into Bay View Bank and all EurekaBank branches will operate as Bay View Bank branches. BVCC executive management will remain unchanged. Messrs. Sondker and Heaberlin will remain, respectively, as President and Chief Executive Officer, and Executive Vice President and Chief Operating Officer of Bay View Bank.

Purchase Price Distribution

        Bay View will deliver the $300 million of stock and cash to AFFFZ. The general partner of AFFFZ intends to wind up the affairs of AFFFZ upon completion of the merger in accordance with the terms of the AFFFZ limited partnership agreement, including the discharge all of the liabilities of AFFFZ and the distribution of the remaining assets of AFFFZ to its partners as appropriate. While no definite estimate of the per-unit liquidating distribution can be made now, AFFFZ management expects that approximately $250 million of the $300 million in cash and stock to be received in the merger will be paid to unitholders, or approximately $41.50 per unit, after satisfaction of all other liabilities of the partnership required to be satisfied in connection with its liquidation. The general partner will receive approximately $36 million in connection with the merger and dissolution in profit participation interest. The FDIC will receive approximately $12.8 million in cash, representing its participation in the sales proceeds, in addition to payments of $50 million that it has or will receive with respect to the preferred stock it holds in EurekaBank. The transaction is structured to be tax-free to the unitholders with respect to the shares of Bay View common stock to be received in exchange for the AFFFZ units.

     "This transaction represents a completion of a commitment which I made to our nearly 11,000 investors nine years ago when we bought EurekaBank in May, 1988," said Stephen T. McLin, Chairman of the Board of EurekaBank and President and Chief Executive Officer of America First Eureka Holdings. "We started with $100 million in proceeds from our initial offering, we will have paid $98 million in dividends to our unitholders, and the unitholders will receive in excess of $250 million in proceeds from this transaction, for a total return of nearly $350 million. The FDIC will have received $50 million payment for the preferred stock it holds, and an additional $12.8 million in participation payments. It is a tribute to the management team and employees of EurekaBank that these spectacular results have been accomplished."

Market Share Analysis

     Headquartered in Foster City, California, EurekaBank has total assets of $2.2 billion and operates 36 branches throughout the San Francisco Bay Area. Bay View Bank is headquartered in San Mateo, California and has total assets of $2.8 billion. Bay View Bank operates 27 branches throughout the San Francisco Bay Area. EurekaBank has total deposits of $1.85 billion ($617 million of transaction accounts or 33.6%) and Bay View Bank has total deposits of $1.58 billion ($478 million of transaction accounts or 30.3%). Total transaction accounts on a combined basis are $1.1 billion or 33% of total deposits. EurekaBank will be merged into Bay View's banking platform and consolidation of only seven branches is anticipated.

     Mr. Heaberlin, Executive Vice President and Chief Financial Officer for BVCC and Executive Vice President and Chief Operating


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Officer for BVB, indicated "This transaction is consistent with our mission statement to position Bay View Bank as the best community banking platform in Northern California. Bay View Bank and Eureka's combined deposit platform will represent the 5th largest in San Francisco County and the 3rd largest in San Mateo and Solano Counties."

     Mr. Byron A. Scordelis, President and Chief Executive Officer of EurekaBank said, The job done by the people at EurekaBank over the past nine years has been nothing short of exceptional. Our results have been outstanding by every measure, and we are pleased that they have been translated into excellent performance for our investors. We now look forward with enthusiasm to working with the Bay View team as we bring our two banks together."

Financial Projections

                                                         1998 EPS
                                                  ----------------------
                                                                Tangible
                                                  Accounting    Cash
                                                  ----------    --------
*Forecasted Accounting EPS Before
 Eureka/$25 Million                               $     3.85    $   3.85
   Additional Buy-Back

 Cash Basis Adjustments
   Intangible Amortization and
   Stock-Based Compensation                               --        0.55
                                                  ----------    --------
 Forecasted Before Eureka/
 $25 Million Additional Buy-Back                        3.85        4.40

 Eureka EPS Impact/$25 Million
 Share Buy-Back                                        (0.37)       0.14
                                                  ----------    --------

 Forecasted After Eureka/
 $25 Million Additional Buy-Back                  $     3.48    $   4.54
                                                  ==========    ========
 *Assumes 10% Earnings Growth
  from 1997 Consensus


                                                         1999 EPS
                                                 -----------------------
                                                                Tangible
                                                 Accounting     Cash
                                                 ----------     --------
*Forecasted Accounting EPS Before
 Eureka/$25 Million
    Additional Buy-Back                          $     4.23     $   4.23

 Cash Basis Adjustments
    Intangible Amortization and
    Stock-Based Compensation                             --         0.55
                                                 ----------     --------

 Forecasted Before Eureka/
 $25 Million Additional Buy-Back                       4.23         4.78


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



 Eureka EPS Impact/$25 Million
 Share Buy-Back                                 $      0.19    $    0.74
                                                -----------    ---------

 Forecasted After Eureka/
 $25 Million Additional Buy-Back                $      4.42    $    5.52
                                                ===========    =========
*Assumes 10% Earnings Growth
 from 1998 Forecast

     In recognition of the low-cost funding platform which will be created, Bay View will immediately cease auto securitization activities. This will reduce Bay View's 1997 net income by an estimated $2.9 million ($0.44 per share). It is estimated that net income for the second quarter of 1997 will be reduced by an estimated $1.0 million ($0.15 per share). Earnings for 1998 will be unaffected by this decision and enhanced thereafter. Edward H. Sondker, President and Chief Executive Officer of Bay View, stated "We believe this decision will allow us to more effectively utilize the resulting funding platform at BVB. For 1998 and beyond, we believe that this decision will further enhance our financial performance."

     Bay View also expects to record restructuring charges in 1997 associated with this transaction of approximately $5 million pretax ($2.9 million after tax or $0.44 per share). These charges represent primarily severance, facilities, relocation and debt restructuring costs directly related to this transaction.

$25 Million Share Repurchase

     The Board of Directors of Bay View has authorized the repurchase of an additional $25 million of shares of Bay View's common stock. This authorization, combined with the outstanding portion ($12 million of the $25 million authorized in January 1997), should enable Bay View to repurchase approximately 750,000 additional shares at current market prices. Following the completion of this repurchase authorization, Bay View will have repurchased approximately 1.8 million shares, or nearly 25% of the 7.4 million shares outstanding when the initial share repurchase program was announced. The previous 1,028,000 share repurchase was completed at an average cost of $36.89 per share.

Statements contained in this news release that are not historical facts may be forward-looking statements within the meaning of Section 21E of the Securities Act of 1924 and Section 27A of the Securities Act of 1933. Further, such statements are subject to important factors that could cause actual results to differ materially from those in this presentation, including the following: regional and national economic conditions; changes in the levels of market interest rates; credit risks or real estate, consumer, commercial and other lending activities; regulatory factors; changes in the market value of Bay View common stock and the ability to repurchase same; Bay View's ability to achieve synergies in previously announced acquisitions and sustain or improve the performance of same; Bayview's ability to achieve synergies in the Eureka acquisition and to sustain or improve the performance of Eureka; and the ability to identify suitable acquisition candidates.

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